Exhibit 99.1

ATEC Announces Agreement to Acquire EOS imaging

•	Accelerates revenue by creating significant pull-through and cross-selling opportunities via an expanded sales network and combined customer base, including 350+ installed imaging systems

•	Advances ATEC’s intraoperative AlphaInformatiX platform and enhances the development of predictive analytics and AI-empowered surgical planning

•	Provides international infrastructure foundational to ATEC’s future global re-expansion

•	Adds substantial imaging “know-how” to an organization steeped in spine expertise

CARLSBAD, Calif., February 28, 2020 – Alphatec Holdings, Inc. (“ATEC” or the “Company”) (Nasdaq: ATEC), a medical device company dedicated to revolutionizing the approach to spine surgery, announced today that it has entered into an agreement to acquire EOS imaging, SA, for a purchase price of up to $88 million, plus debt retirement of $33.9 million, in a combination of cash and equity.

EOS imaging is a leader in outcome-improving orthopedic medical imaging and software solutions, and is globally recognized for its rapid, low dose, biplanar full-body imaging and 3D modeling capabilities. The EOS technology informs the entire surgical process by capturing a calibrated, full-body image in a standing (weight-bearing) position, enabling precise measurement of anatomical angles and dimensions. The resulting imaging drives a more accurate understanding of patient alignment during diagnosis, elevates the likelihood of surgical goal fulfillment by integrating a fully informed plan into surgery, and enables a post-operative assessment against the original surgical plan.

“This is a monumental transaction for ATEC,” said Pat Miles, Chairman and Chief Executive Officer. “While spine’s large players are investing in enabling technologies, we are thinking differently. We created a conduit to deliver information into the operating room with AlphaInformatiX. This transaction will integrate spine imaging and anatomical modeling onto the platform to actually inform the operative experience. By pairing ATEC’s approach-based solutions with imaging founded on Nobel Prize-winning technology, we expect to significantly increase demand for ATEC hardware and EOS systems and create a formidable competitive advantage.”

“EOS is a fabulous, game-changing technology that has unquestionably improved the treatment of children, adolescents and adults with spinal deformity,” said Dr. Christopher Shaffrey, MD, Chief of Spinal Surgery and Spine Care at Duke University Medical Center.

Once closed, the transaction is expected to immediately expand ATEC’s revenue base through the addition of EOS’s revenue run rate, and create significant pull-through and cross-selling opportunities via an expanded sales network and combined customer base. The addition of EOS imaging will advance ATEC’s AlphaInformatiX platform providing capabilities in surgical planning, patient-specific implants, intraoperative alignment reconciliation, and other intraoperative functionalities resulting in a platform distinctively equipped to address the requirements of spine surgery.

The Company expects the acquisition to be accretive to revenue, revenue growth, adjusted EBITDA and free cash flow in the first full year of operations following the transaction close.

With more than 500 scientific articles published in leading journals, EOS’s technology has achieved widespread support and endorsement from the academic community and thought leaders worldwide. EOS’s installed base of over 350 imaging systems encompasses 9 of the top 10 U.S. hospitals, and 20 of the top 251. Additionally, EOS’s well-established international footprint will expedite ATEC’s future ability to enter and penetrate key markets outside of the United States.

“We are very enthusiastic about the opportunity to join the complementary strengths and know-how of EOS imaging and ATEC,” said Mike Lobinsky, Chief Executive Officer of EOS imaging. “I have no doubt that our organizations will be able to quickly create a highly differentiated end-to-end offering that will accelerate growth in the U.S. in the short term, while we continue to expand internationally, paving the way for the future global growth of the combined entity.”

The Boards of Directors of both ATEC and EOS have approved the execution of a tender offer agreement (the “Tender Offer Agreement”), through which ATEC will launch a tender offer for all of the issued and outstanding shares and convertible notes of EOS imaging for a total purchase price of up to $121.5 million (the “Offer”). The Offer will consist of a cash tender offer for a price of EUR 2.80 per EOS share (the “Cash Offer”), or at the option of each EOS shareholder, an exchange tender offer whereby each EOS shareholder will receive 0.50 ATEC common shares per EOS share (the “Exchange Offer”).

About EOS imaging

Based in Paris, EOS imaging develops and commercializes imaging systems (EOS and EOSedge systems) that provide a full-body evaluation of the patient in a standing position, resulting in a comprehensive understanding of how the patient is compensating in the hips, knees and ankles to maintain an upright posture. The measurements factor into a holistic approach to the development of customized surgical plans, which can then be integrated seamlessly into the operating room.

Utilizing advanced predictive analytics, EOS technology is uniquely capable of correlating preoperative and postoperative imaging to assure, from the operating room, the achievement of alignment, the most prognostic factor of long-term successful surgical outcomes. Compared to the conventional spine-imaging modalities, X-Ray and CT, the EOS systems significantly reduce radiation doses and exam times, producing unstitched, full-body, biplanar, high-quality images at lower cost.

Key Features of the EOS imaging Portfolio

•

Standing full-body assessment. Head to toe biplanar exams in the weight-bearing position for accurate assessment of factors causing pain and disability to better guide treatment and surgical decisions. Surgical planning from a standing position enables alignment parameters that more closely match functional posture.

•	Reduced radiation exposure. Driven by the ALARA* principle, the EOS or EOSedge exam delivers a minimal dose of radiation to reduce the long term impact of repeated imaging.

•	Precise 3D measurements. Patient-specific measurements, dimensions and angles to make informed clinical decisions at all stages of care.

•

EOSapps and EOSlink for surgical planning and OR integration. Pre-operative planning software to anticipate surgical results and select components for spine surgery; pairs with surgical technologies for precise execution with EOSlink

[1]	US News & World Report Best Orthopedic Hospitals list (2019-2020)

EOS has imaging systems installed in more than 30 countries generating more than 1 million patient exams annually. Listed on the Euronext Paris Exchange, EOS has corporate locations in the U.S., France, Canada, Germany and Singapore, and engages more than 175 employees. For additional information, please visit www.EOS-imaging.com.

Key Terms of the Transaction

Under the terms of the Offer, EOS’s shareholders would receive either EUR €2.80 (or approximately USD $3.08) per EOS share under the Cash Offer or 0.50 ATEC common shares per EOS share under the Exchange Offer.

The Cash Offer price represents a premium of 64% based on the closing price of EOS shares on February 27, 2020 and of 43%, 26%, and 58% over the volume-weighted average share price of EOS over the last one, three and six month(s), respectively, preceding this date.

The Exchange Offer ratio reflects a premium of 67% on EOS’ closing share price on February 27th, 2020 calculated using ATEC’s share price and the EUR to USD exchange rate as of market close on February 27th, 2020.

The Exchange Offer reflects a premium of 53%, 41%, and 64% calculated using the volume-weighted average share prices of EOS and ATEC over the last one, three and six month(s), respectively and the EUR to USD exchange rate as of market close on February 27th, 2020.

Each EOS shareholder will be entitled to elect between the Cash Offer and the Exchange Offer, subject to adjustments that will ensure that, in the aggregate, the number of common shares issued by ATEC shall not exceed 20% of ATEC’s current outstanding shares of common stock (or approximately 12.5 million shares based upon the current number of shares of common stock outstanding).

Holders of approximately 23% of EOS’s outstanding common shares have entered into agreements to tender for ATEC shares under the Exchange Offer, representing approximately EUR €17.4 million (or approximately USD $19.1 million) of the total purchase price, subject to certain conditions.

The Offer will also target all outstanding EOS convertible notes (“EOS OCEANE”, or the “Notes”). The holders of the Notes would receive either EUR €7.01 (or approximately USD $7.71) per EOS OCEANE as part of the Cash Offer.

It is expected that the Offer will be filed with the French Financial Markets Authority (Autorité des marchés financiers) (“AMF”) in late April 2020. The transaction is expected to close in the third quarter of 2020, subject to customary closing conditions, including obtaining regulatory clearance from the AMF, French foreign investment clearances and a favorable opinion of the EOS board of directors based on the fairness opinion issued by the independent expert appointed by EOS.

Financing Commitment

ATEC has entered into a commitment letter with Perceptive Advisors (“Perceptive”) which provides debt financing of up to $160 million from affiliates of Perceptive. The financing consists of: 1) a committed facility of up to $60 million to retire certain existing debt facilities of ATEC; and 2) a facility of up to $100 million ($70 million of which is fully committed) to fully fund the Cash Offer.

“We are pleased to be partnering with ATEC on this transformative transaction,” said Sam Chawla, Portfolio Manager, Perceptive Advisors. “We have witnessed a tremendous repositioning of ATEC over the past two years, and are happy to support the company’s continued evolution. We believe that the combination will drive true clinical distinction and enhance ATEC’s already growing market position.”

ATEC paid Perceptive a fee of $1.3 million in connection with Perceptive’s commitments.

Borrowings under the Perceptive facility are subject to customary conditions for committed facilities, including, among others, the consummation of the EOS acquisition without material changes, payment of fees and expenses, issuance of applicable fees upon draws, entry into definitive documentation reflecting the terms of the Perceptive commitment letter, and no material adverse effect with respect to EOS.

Additional details regarding the Tender Offer Agreement and Perceptive commitment can be found in ATEC’s Current Report on Form 8-K to be filed with the SEC.

Advisors

Cowen is acting as financial advisor to ATEC, and Latham & Watkins LLP is serving as legal counsel. Piper Sandler is acting as financial advisor to EOS imaging, and Gide Loyrette Nouel is serving as legal counsel.

Conference Call

The Company will host conference call on Friday, February 28 at 6:00 a.m. PT / 9:00 a.m. ET to discuss this transaction. The conference call will be available domestically at (877) 556-5251 and internationally at (720) 545-0036. The conference ID number is 6599245. Presentation materials for the conference call are available here https://alphatecholdingsinc.gcs-web.com/news-events/events-presentations.

About Alphatec Holdings, Inc.

Alphatec Holdings, Inc. (ATEC), through its wholly-owned subsidiaries, Alphatec Spine, Inc. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC architects and commercializes approach-based technology that integrates seamlessly with the SafeOp Neural InformatiX System to provide real-time, objective nerve information that can enhance the safety and reproducibility of spine surgery. Additional information can be found at www.atecspine.com.

About Perceptive Advisors

Founded in 1999 and based in New York, NY, Perceptive Advisors is an investment management firm with over $5 billion in assets whose activities are focused on supporting the progress of the life sciences industry by identifying opportunities and directing financial resources to the most promising technologies in healthcare. For more information about Perceptive, visit www.perceptivelife.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward-looking statements include, but are not limited to, statements about the timing of the anticipated acquisition, when and whether the anticipated acquisition ultimately will close, the expectation that certain existing EOS shareholders will tender in the Exchange Offer, the potential benefits and synergies of the anticipated acquisition, including the expected impact on future financial and operating results, post-acquisition plans and intentions, and plans to obtain financing pursuant to the Perceptive commitment and the uses therefrom. The forward-looking statements contained herein are based on the current expectations and assumptions of the Company and not on historical facts. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: uncertainties as to the timing of the Offer and the closing of the acquisition; uncertainties as to the percentage of EOS’s securityholders tendering their shares in the Offer; the possibility that competing offers will be made; risks related to the AMF‘S review of the Offer; the satisfaction of conditions to closing the Offer and completing the acquisition; the satisfaction of conditions, including applicable regulatory clearances, set forth in the EOS shareholder agreements to tender for ATEC shares, which if not met, could increase the Cash Offer price; the occurrence of any event, change or other circumstance that could give rise to the termination of the Tender Offer Agreement; the effect of the announcement of the Offer and related transactions on the ability of the parties to retain and hire key personnel, maintain relationships with their customers and suppliers, and maintain their operating results and business generally; the inability to reach a 90% threshold in the Offer which would result in EOS continuing to be traded on Euronext and related regulatory requirements in connection therewith; the inability of the Company to secure the financing contemplated to be obtained pursuant to the Perceptive commitment on the expected terms or timing, or at all, whether as a result of failure to meet certain conditions or otherwise; risks related to potential litigation in connection with the Offer or the closing that may result in significant costs of defense, indemnification and liability; the risk that the businesses will not be integrated successfully; unexpected variations in market growth and demand for the combined company’s products and technologies; and the risk that benefits and synergies from the acquisition may not be fully realized or may take longer to realize than expected. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company’s most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Certain Legal Matters

This communication is not intended to, and does not, constitute, represent or form part of any offer, invitation or solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities whether pursuant to this press release or otherwise.

The distribution of this communication in jurisdictions outside the United States or France may be restricted by law or regulation and therefore any person who comes into possession of this communication should inform themselves about, and comply with, such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws or regulations of any such relevant jurisdiction.

EOS is incorporated in France and listed on Euronext and any offer for its securities will be subject to French disclosure and procedural requirements, which differ from those that are applicable to offers conducted solely in the United States, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments. The transactions described above will be structured to comply with French and U.S. securities laws and regulations applicable to transactions of this type.

Investor/Media Contact:

Josh Berg

Investor Relations

(760) 494-6790

ir@atecspine.com

Company Contact:

Jeff Black

Chief Financial Officer

Alphatec Holdings, Inc.

ir@atecspine.com